Exhibit 10.2

SECURED PROMISSORY NOTE

Principal Amount: $18,480,619.50

FOR VALUE RECEIVED, TRUE DRINKS, INC. (“TRUE DRINKS”) and TRUE DRINKS HOLDINGS, INC. (“TRUE DRINKS HOLDINGS”) (collectively, the “MAKERS”), acting jointly and severally, hereby promise to pay to the order of NIAGARA BOTTLING, LLC, (“PAYEE”), pursuant to this Secured Promissory Note (“NOTE”), the sum of Eighteen Million Four Hundred Eighty Thousand Six Hundred Nineteen Dollars and Fifty Cents ($18,480,619.50) (the “PRINCIPAL AMOUNT”), together with interest from the Effective Date at the rate of eight percent (8%) per year, compounded monthly on the unpaid Principal Amount. Payment of the Principal Amount and all accrued interest shall be due no later than December 31, 2019 (“DUE DATE”).

Confidential Repayment Agreement/Relationship of the Parties. True Drinks, Vincent C. Smith, and Payee (collectively, the “Settling Parties”) entered into a Confidential Repayment Agreement dated April 5, 2018 wherein the Settling Parties agreed to terminate that certain Bottling Agreement, dated October 9, 2015, by and between True Drinks, Inc., a wholly- owned subsidiary of True Drinks Holdings, and Payee (the “Bottling Agreement”), and the Personal Guaranty, dated October 9, 2015, by and between Smith and Payee (the “Personal Guaranty”) (the “Confidential Repayment Agreement”). The Confidential Repayment Agreement also sets forth payment obligations regarding the balance due under the Bottling Agreement and Personal Guaranty. For the sake of clarification, the obligations herein are in addition to those identified in the Confidential Repayment Agreement, however, in the event of a conflict between the terms of the Confidential Repayment Agreement and this Note, this Note controls.

Effective Date. This Note shall be of no force or effect unless and until either or both of the Makers files for bankruptcy protection under any Chapter of the U.S. Bankruptcy Code (a “Bankruptcy Filing”). In the event of a Bankruptcy Filing, the Note shall immediately come into full force and effect. In the event that this Note is effectuated, the amount due hereunder shall be reduced by all amounts previously paid to Niagara pursuant to the Confidential Repayment Agreement. This Note shall be voided if there is a Change of Control Transaction and either of the Makers or the surviving entity is thereafter deemed solvent. The Note shall, in all instances, expire on December 31, 2019.

For purposes of this Note, a “Change of Control Transaction” means (i) any merger, consolidation, statutory share exchange or acquisition transaction involving True Drinks Holdings or any material subsidiary of True Drinks Holdings, including True Drinks; (ii) any sale of substantially all of the assets of True Drinks Holdings, or any material subsidiary of True Drinks Holdings, including True Drinks; or (iii) any similar transaction involving the issuance, cancellation or restructuring of equity securities of True Drinks Holdings unless, following the completion of such transaction, the then existing shareholders of True Drinks Holdings own or control, directly or indirectly, at least 50% of the voting power or liquidation rights of True Drinks Holdings or the successor of such merger, consolidation or statutory share exchange.

Terms of Repayment. In the event of a Bankruptcy Filing, the outstanding Principal Amount of this Note, less all amounts previously paid to Niagara pursuant to the Confidential Repayment Agreement, together with all accrued interest hereunder (the “Outstanding Balance”) shall become due and payable on the Due Date. Any Outstanding Balance of this Note not fully paid within five (5) days of the Due Date, shall be subject to a late charge of one percent (1%) of said payment or balance. All payments made pursuant to this Note shall be made in lawful money of the United States of America and delivered to Payee’s corporate address: 2560 E. Philadelphia St., Ontario, CA 91764.

Prepayment. This Note may be prepaid at any time before the Due Date, in whole or in part, without premium or penalty. If either Maker elects to make any prepayment before the Due Date, the prepaid amount shall be first applied to any past due amount, then unpaid interest, and then to the Principal Amount.

Event of Default. This Note shall be immediately due and payable upon the occurrence of any of the following:

1.
True Drinks’ termination of the Confidential Repayment Agreement; or

2.
Any Maker’s breach of any obligation under this Note or True Drinks’ breach of any obligation under the Confidential Repayment Agreement.

Attorney’s Fees. Makers agree to reimburse Payee for all expenses (including reasonable attorney’s fees) incurred by Payee in connection with the Note. Additionally, in the event this Note shall be in default and placed for collection, Makers agree to pay any and all fees, reasonable attorney fees, and costs associated with collection.

The undersigned and all other parties to this Note, whether as endorsers, guarantors or sureties, agree to remain fully bound until this Note is fully paid. All parties to this Note further agree to remain bound, irrespective of any extension, modification, waiver or other indulgence. No modification of this Note shall be binding unless in writing, and any waiver on one occasion shall not be deemed a waiver for any future occasion. The rights of any holder hereof shall be cumulative and not necessarily successive. Makers hereby waive any notices which they might otherwise be entitled to under the law, including any demand for payment of the Note. This Note shall take effect as a sealed instrument and shall be deemed to be a contract entered into under and pursuant to the laws of the State of California and shall be in all respects governed, construed, applied, and enforced in accordance with the laws of the State of California.

IN WITNESS WHEREOF True Drinks Inc. and True Drinks Holdings, Inc., agree to be bound as of the Effective Date.

MAKERS:

/s/ Jim Greco
True Drinks, Inc., a Delaware
Corporation

By: Jim Greco
Its: Chief Executive Officer

/s/ Jim Greco
True Drinks Holdings, Inc., a Nevada
Corporation
By: Jim Greco
Its: Chief Executive Officer

PAYEE: /s/ Cassandra Hooks Niagara Bottling, LLC A Delaware Limited Liability Company By: Cassandra Hooks Its: Director of Legal Affairs

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